Exhibit 99.1

Name and Address of Reporting Person:	York Capital Management Global Advisors LLC
767 Fifth Avenue
New York, NY 10153

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported (Month/Day/Year):	May 24, 2022

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: York Capital Management Global Advisors LLC (“YGA”); York Tactical Energy Fund PIV-AN, L.P. (“York Tactical PIV-AN”); York Tactical Energy Fund, L.P. (“York Tactical”); York Tactical Energy Holdings, LLC (“York Tactical Holdings”); and William Vrattos.

(2) YGA is the sole managing member of York Tactical Holdings, which in turn is the general partner of York Tactical PIV-AN and York Tactical. Mr. Vrattos is Managing Partner and Chief Investment Officer at YGA and a director of the Issuer.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its or his pecuniary interest.

(4)  On May 24, 2022, YGA exercised on cashless basis Series B Warrants to purchase 124,647 shares of the Issuer’s common stock on behalf of certain of the Reporting Persons for $0.01 per share in accordance with the Series B Warrant Agreements, dated May 24, 2019, filed as Exhibits 10.27 and 10.28 to Amendment No. 7 to Schedule 13D filed by the Reporting Persons on May 29, 2019. The Issuer withheld 182 shares representing the aggregate exercise price and issued the remaining 124,465 shares as follows: 82,977 to York Tactical PIV-AN; and 41,488 to York Tactical.

(5) Represents shares directly held following the reported transactions as follows: 5,705,260 by York Capital Management, L.P., 8,161,422 by York Select Strategy Master Fund, L.P.; 12,628,348 by York Credit Opportunities Investments Master Fund, L.P.; 2,522,723 by York European Distressed Credit Fund II, L.P.; 13,567,803 by York Multi-Strategy Master Fund, L.P., 41,488 by York Tactical; and 82,977 by York Tactical PIV-AN.